Exhibit 10.4

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich St. New York, NY 10013	DNB CAPITAL, LLC DNB MARKETS, INC. 200 Park Avenue 31st Floor New York, NY 10166	SOCIÉTÉ GÉNÉRALE 245 Park Avenue New York, NY 10167	SUMITOMO MITSUI BANKING CORPORATION 277 Park Avenue New York, NY 10172	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 S Tryon Street, 6th Floor Charlotte, NC 28202	BOFA SECURITIES, INC. Bank of America Tower 620 South Tryon St Charlotte, NC 28202 BANK OF AMERICA, N.A. 800 Capitol Street, Suite 1560 Houston, TX 77002	STANDARD CHARTERED BANK 1095 Avenue of the Americas, 37th Floor New York, NY 10036	THE NORTHERN TRUST COMPANY 333 S. Wabash, WB-42 Chicago, IL 60604

January 7, 2021

TechnipFMC plc
One St. Paul’s Churchyard
London, EC4M 8AP
United Kingdom
Attention: Maryann T. Mannen, Executive Vice President and Chief Financial Officer

Project Orion
Commitment Letter

Ladies and Gentlemen

TechnipFMC plc (the “Company” or “you”) has advised JPMorgan Chase Bank, N.A. (“JPMCB”), Citigroup Global Markets Inc. (“CGMI”), on behalf of Citi (as defined below), DNB Capital, LLC (“DNB”), DNB Markets, Inc. (“DNB Markets”) Société Générale (“SG”), Sumitomo Mitsui Banking Corporation (“SMBC”), Wells Fargo Bank, National Association (“Wells Fargo”), Wells Fargo Securities, LLC (“WFS” ), Bank of America, N.A. (“BofA”), BofA Securities, Inc. (“BofA Securities”), Standard Chartered Bank (“SCB”) and The Northern Trust Company (“NTC” and, collectively with JPMCB, Citi, DNB, DNB Markets, SG, SMBC, Wells Fargo, WFS, BofA, BofA Securities and SCB, the “Commitment Parties”, “we” or “us”) that the Company (a) intends to spin off Technip Energies (as defined in Annex I) (the “Spinoff”) and (b) in connection therewith, seeks to consummate the other Transactions described in the Transaction Description attached hereto as Annex I (the “Transaction Description”), including refinancing certain indebtedness of the Company and paying fees and expenses incurred in connection with the Spinoff, in each case, as set forth in the Transaction Description.

Annexes II and IV hereto are referred to as the “Revolving Facility Summary of Terms”; Annexes III and IV are referred to as the “Bridge Summary of Terms” (and, together with the Revolving Facility Summary of Terms, the “Summaries of Terms”); and the Summaries of Terms, together with this letter and the Transaction Description are referred to as the “Commitment Letter”. You and your subsidiaries are sometimes collectively referred to herein as the “Companies”.  The date of consummation of the Spinoff and satisfaction of all conditions precedent set forth herein, in the Summaries of Terms and under the Credit Documentation is referred to herein as the “Closing Date.”  All capitalized terms used and not otherwise defined herein shall have the same meanings as specified in the Transaction Description and, if not defined therein, the Summaries of Terms.  For purposes of this Commitment Letter, “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1.
Commitments, Roles and Titles.  In connection with the foregoing, (a) each of the following institutions is pleased to advise you of its several, but not joint, commitment to provide the following principal amounts  the commitments in respect of the Revolving Facility JPMBC ($127.50 million), Citi ($127.50 million), DNB ($127.50 million), SG ($127.50 million), SMBC ($127.50 million), Wells Fargo ($127.50 million), BofA ($110.0 million), SCB ($90.0 million) and NTC ($35.0 million), (the “Revolving Commitments”) (the Commitment Parties, in such capacity, the “Initial Revolver Lenders”) on the terms and subject to the conditions set forth in the Revolving Facility Summary of Terms and (b) each of the following institutions are pleased to advise you of its several, but not joint, commitment to provide the commitments for the following principal amount of the Bridge Facility JPMCB ($212.50 million), Citi ($112.50 million), DNB ($112.50 million), SG ($112.50 million), SMBC ($112.50 million), Wells Fargo ($112.50 million) and SCB ($75.0 million) (the “Bridge Commitments” and collectively with the Revolving Commitments, the “Commitments”) (the Commitment Parties, in such capacity, the “Initial Bridge Lenders” and, together with the Initial Revolver Lenders, the “Initial Lenders”) on the terms and subject to the conditions set forth in the Bridge Summary of Terms.

In addition, (a) each of JPMCB, Citi, DNB, DNB Markets, SG, SMBC, WFS and BofA Securities (or any of its designated affiliates) is pleased to advise you of its willingness, and you hereby engage such persons, to act as joint lead arrangers and joint bookrunners (in such capacity, the “Revolving Lead Arrangers”) for the Revolving Facility, (b) each of JPMCB, Citi, DNB, DNB Markets, SG, SMBC and WFS, is pleased to advise you of its willingness, and you hereby engage such persons, to act as joint lead arrangers and joint bookrunners (in such capacity, the “Bridge Lead Arrangers”; in such capacities as Bridge Lead Arrangers and Revolving Lead Arrangers, the “Lead Arrangers”) for the Bridge Facility and (c) SCB is pleased to advise you of its willingness, and you hereby engage SCB, to act as the documentation agent for each facility (in such capacity, the “Documentation Agent”); provided that JPMCB may perform any of its responsibilities as a Lead Arranger through its affiliate, J.P. Morgan Securities LLC. In addition, JPMCB is pleased to advise you of its willingness, and you hereby engage JPMCB, to act as administrative agent for the Revolving Facility (in such capacity, the “Revolving Administrative Agent”) and as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent”; in its capacity as both Revolving Administrative Agent and Bridge Administrative Agent, the “Administrative Agent”).  It is further agreed that (a) JPMCB shall have “left” placement in any and all marketing materials or other documentation used in connection with each Facility and (b) Citi, DNB, DNB Markets, SG, SMBC, Wells Fargo, WFS, BofA, BofA Securities, SCB and NTC shall appear to the immediate right of JPMCB in any and all marketing materials or other documentation used in connection with each Facility.  You agree that no other agents, co-agents, arrangers, bookrunners, manager or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any Lender (as defined below) for the purpose of obtaining its commitment to participate in any Facility unless you and we shall so agree. No Commitment Party is responsible for the performance of the obligations of any other Commitment Party, and the failure of a Commitment Party to perform its respective obligations hereunder will not prejudice the rights of any other Commitment Party hereunder.

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2.
Syndication.  Promptly after your acceptance of the terms of this Commitment Letter and the Fee Letters, the Lead Arrangers intend to commence syndication of the Facilities (the “Syndication”) to a group of lenders identified by us in consultation with you (the lenders under the Bridge Facility being, the “Bridge Lenders”; the lenders under the Revolving Facility (who shall be subject to the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed) being, the “Revolver Lenders”; and the Bridge Lenders and Revolving Lenders, collectively, the “Lenders”); provided that the Lead Arrangers will not syndicate or offer the opportunity to acquire a commitment or provide any portion of any Facility to any Disqualified Lenders (as defined below).  You agree, prior to the earlier of (x) sixty (60) calendar days following the Closing Date and (y) the date on which a Successful Syndication (as defined in the Bridge Fee Letter) of the Bridge Facility (to the extent funded on the Closing Date) is achieved (the earlier of such dates, the “Syndication Date”), to actively assist us in achieving a Successful Syndication of the Facilities.  Such assistance shall include (a) you and your subsidiaries providing and using your commercially reasonable efforts to cause your advisors to provide the Lead Arrangers and the Lenders upon request with all information that is reasonably deemed necessary by the Lead Arrangers to arrange the Facilities and complete such Syndication, including, but not limited to (i) information and evaluations prepared by you and your advisors, or on your behalf, relating to the Transactions as may be reasonably requested by us (including the Projections (as hereinafter defined)) and (ii) on or prior to the date of execution hereof, the financial model dated December 18, 2020 prepared by you and delivered to the Lead Arrangers; (b) your assistance in the preparation of a customary information memorandum with respect to the Facilities (the “Information Memorandum”) and other customary marketing materials to be used in connection with the Syndication of the Facilities (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to the Lenders, the “Information Materials”); (c) you providing those sections of the Information Memorandum that are customarily provided by borrowers (and to cooperate in completing all other sections of such Information Memorandum) no later than the start of the Bond Marketing Period and your making appropriate members of your senior management available to participate in the marketing of the Facilities at times and locations to be agreed; (d) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships; (e) your using commercially reasonable efforts to obtain, as promptly as practicable following the date of this Commitment Letter, monitored public corporate credit or family ratings (but not a minimum rating) for the Company after giving effect to the Transactions and ratings of the Revolving Facility and the Notes, as applicable, from Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”) (collectively, the “Ratings”); (f) until the Syndication Date, your ensuring that the Company shall not syndicate or issue or announce the syndication or issuance of, any competing debt credit facilities or debt securities of the Companies (other than (i) the Facilities, (ii) the Notes and (iii) indebtedness of you and any of your subsidiaries incurred in the ordinary course of business in respect of short-term debt for working capital, capital leases, purchase money debt or equipment financings and deferred purchase price obligations); and (g) you making appropriate officers and advisors of the Company available from time to time upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Company and the Transactions at one or more meetings (which may be by conference call or virtually) of prospective Lenders at times to be agreed. Notwithstanding the foregoing, for the avoidance of doubt, you will not be required to provide any information to the extent the provision thereof would violate any applicable law, rule or regulation, or any obligation of confidentiality to a third party binding upon, or waive any attorney-client privilege that may be asserted by, the Company or any of its subsidiaries or affiliates (so long as any such confidentiality obligation was not entered into in contemplation of the Transactions); provided that in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information. Without limiting your obligations to assist with Syndication efforts as set forth in this section, it is agreed that (1) Syndication of, or receipt of commitments or participations or consents or assignments in respect of, all or any portion of the Initial Lenders’ commitments hereunder prior to the date of the consummation of the Spinoff and, with respect to the Revolving Facility, the Closing Date, and, with respect to the Bridge Facility, the date of the initial funding thereunder shall not be a condition to the Initial Lenders’ commitments, (2) except as you agree, the Initial Lenders shall not be released from their obligations hereunder in connection with any assignment or participation of the Facilities, including their commitments in respect thereof, until after, with respect to the Revolving Facility, the Closing Date, and, with respect to the Bridge Facility, the date of the initial funding thereunder, (3) except as you and the Initial Lenders agree, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until, with respect to the Revolving Facility, the Closing Date, and, with respect to the Bridge Facility, the date of the initial funding thereunder and (4) the only financial statements the delivery of which are conditions to the initial funding under the Facilities shall be those set forth on Annex IV.  Notwithstanding anything herein to the contrary, each Initial Lender reserves the right, in its sole discretion, to assign its commitment(s) to any of its affiliates, and any office or branch of any of its affiliates, as it deems appropriate to consummate the transactions contemplated hereby.

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For purposes of this Commitment Letter, the term “Disqualified Lender” shall mean, unless otherwise consented to by the Company in writing (which may be by email), (x) any entity reasonably determined by the Company to be a direct competitor of the Company or any of its subsidiaries (each, a “Competitor”) separately identified in writing (i) prior to the date hereof on the “Disqualified Lender” list provided by you to us or (ii) after the date hereof in a supplement to the “Disqualified Lender” list, and (y) any affiliate of such entity referred to in the foregoing clause (x), which affiliate is either (i) clearly identifiable as such based solely on the similarity of its name and is not a bona fide debt investment fund or (ii) identified as an affiliate in writing after the date hereof in a written supplement to the “Disqualified Lender” list and is not a bona fide debt investment fund; provided that any supplement to the “Disqualified Lender” list shall become effective three (3) business days after delivery to the Lead Arrangers, but which supplement shall not apply retroactively to disqualify any entities that have entered into a trade or previously acquired a commitment or a participation in any Facility in accordance with the terms of this Commitment Letter or the Credit Documentation; provided, further, that no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of any Facility through and including the Syndication Date.  To be deemed received or effective, the “Disqualified Lender” list or any supplements thereto must be delivered to JPMDQ_Contact@jpmorgan.com.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including when Lenders will be approached, titles offered to prospective Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders, subject to the provisions hereof with respect to Disqualified Lenders.

You hereby authorize the Lead Arrangers to download copies of the Company’s trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Lead Arrangers to be their electronic transmission system  (an “Electronic Platform”) established by the Lead Arrangers to syndicate the Facilities, and to use the Company’s trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facilities or, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the Closing Date in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at our own expense describing our services to the Company hereunder.  You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the  closing date, size, type, purpose of, and parties to, the Facilities.

3.
Information Requirements.  You hereby represent and warrant that (a) all written factual information, other than Projections (as defined below) and other forward-looking information or information of a general economic or industry nature, that has been or is hereafter made available to the Commitment Parties by or on behalf of you or any of your representatives in connection with any aspect of the Transactions or any of the other transactions contemplated thereby (the “Information”), when taken as a whole after giving effect to all supplements and updates thereto, does not and will not when furnished contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Commitment Parties by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time provided (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material and no assurances can be given that such Projections will be realized).  You agree that if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time under those circumstances (and such supplementation shall cure any breach of any such representation).  In issuing this commitment and in arranging and syndicating the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

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You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that wish to receive Information Materials consisting exclusively of information with respect to the Companies, Technip Energies and the Spinoff that is either publicly available or not material non-public information (within the meaning of the United States federal securities laws) with respect to the Companies, their respective affiliates (including Technip Energies) or any other entity, or the respective securities of any of the foregoing (such information, “Non-MNPI”), and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested by the Lead Arrangers, you will assist the Lead Arrangers in preparing an additional version of the Information Materials containing only Non-MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders, and you agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall contain only Non-MNPI.  Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming that the Public Information Materials contain only Non-MNPI.  In addition, you hereby agree that (x) you will identify (and, at the reasonable request of the Lead Arrangers or the Administrative Agent (or their respective affiliates), shall identify) that portion of the Information Materials that may be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Lead Arrangers and the Administrative Agent (and their respective affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.  You agree that the Lead Arrangers and the Administrative Agent (and their respective affiliates) on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers and Administrative Agent in writing (including by email) within a reasonable time prior to their intended distributions) that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities, (c) drafts and final versions of definitive documents with respect to the Facilities and (d) historical financial statements of the Companies that have been filed publicly.  The Information Materials will be accompanied by a disclaimer exculpating you, and us with respect to any use thereof, and of any related Information Materials, by the recipients thereof.  You acknowledge that the Commitment Parties’ public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to Section 2; provided that such analysts shall not publish any information obtained from such meetings (i) until the Syndication of the Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and the Commitment Parties.

4.
Fees.  You agree to reimburse the Commitment Parties and their affiliates for all reasonable and documented out-of-pocket expenses (including, but not limited to, (i) the reasonable and documented fees, disbursements and other charges of (x) one firm of lead counsel to the Commitment Parties, taken as a whole, (y) one firm of local counsel in each relevant jurisdiction reasonably retained by the Commitment Parties, taken as a whole, and (z) in the case of an actual or perceived conflict of interest where the parties affected by such conflict inform you of such conflict, of another firm of counsel for such affected parties and (ii) the reasonable and documented out-of-pocket due diligence expenses incurred by the Lead Arrangers in connection with the Facilities, the Syndication of the Facilities, the preparation, administration or modification of the Revolving Credit Documentation (as defined in Annex II) and the Bridge Credit Documentation (as defined in Annex III and, together with the Revolving Credit Documentation, the “Credit Documentation”) or this Commitment Letter and the other transactions contemplated hereby), whether or not the Closing Date occurs or any of the Credit Documentation is executed and delivered or any extensions of credit are made under either of the Facilities.  Such amounts shall be paid on the earlier of (i) the Closing Date (as provided in paragraph (viii) of Annex IV hereto or, if any such amounts are not timely invoiced, promptly thereafter) or (ii) promptly, and in any case, no more than ten (10) days following written request therefor following the termination of this Commitment Letter as provided below.  You agree to pay or cause to be paid the fees agreed between you and us, including those set forth in the Agent Fee Letter, addressed to you, dated the date hereof from JPMCB (the “Agent Fee Letter”), the Revolver Fee Letter, addressed to you, dated the date hereof from the Commitment Parties (the “Revolver Fee Letter”) and the Bridge Fee Letter, addressed to you, dated the date hereof from the Commitment Parties (“the “Bridge Fee Letter” and, collectively with the Agent Fee Letter and the Revolver Fee Letter, the “Fee Letters” and, each, a “Fee Letter”).

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5.
Limitation of Liability, Indemnity, Settlement.

(a)
Limitation of Liability.

You agree that (i) in no event shall the Commitment Parties or their respective affiliates or their respective officers, directors, employees, trustees, agents, advisors, controlling persons and other representatives (each, and including, without limitation, JPMCB, a “Commitment Party-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates (including Technip Energies) or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, any Fee Letter or any other agreement or instrument contemplated hereby and (ii) no Commitment Party-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet; provided that nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party.  You agree, to the extent permitted by applicable law, to not assert any claims against any Commitment Party-Related Person with respect to any of the foregoing.  As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(b)
Indemnity.

You agree to (i) indemnify and hold harmless each of the Commitment Parties and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMCB, an “Indemnified Person”) from and against any and all Liabilities and related expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, any Fee Letter, the Facilities, the use of the proceeds thereof, any related transaction or the activities performed or the commitments or services furnished pursuant to this Commitment Letter or the role of the Commitment Parties in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or  administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person and (ii) reimburse each Indemnified Person upon demand for any reasonable and documented legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if relevant, of a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, another firm of counsel for such affected Indemnified Person) and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent (i) they are found by a final, non-appealable judgment of a court of competent jurisdiction to primarily result from the willful misconduct, bad faith or gross negligence of such Indemnified Person in performing its activities or in furnishing its commitments or services under this Commitment Letter and the Fee Letters or (ii) arising from disputes solely between and among Indemnified Persons not arising from any act or omission of the Company or any of its affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Facilities).

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(c)
Settlement.

You shall not, without the prior written consent of the Commitment Parties and their respective affiliates, such consent not to be unreasonably withheld or delayed, effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by any Commitment Party unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to the Commitment Parties from all liability on claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of any Commitment Party or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other Indemnified Persons.

6.
Conditions.  The commitments of the Initial Lenders with respect to the funding of each of the Facilities is subject solely to the satisfaction of each of the conditions set forth in Annex IV hereto (it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letters and the Credit Documentation) other than those that are expressly set forth in Annex IV hereto (it being understood that, if a condition is expressly stated to only be a condition for a particular Facility, it shall only be a condition for such Facility)) and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the Administrative Agent and the Initial Lenders will execute and deliver the Credit Documentation and the funding of the applicable Facility shall occur.

Each of the parties hereto agrees that each of this Commitment Letter and each Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein.

7.
Confidentiality and Other Obligations.  This Commitment Letter and the Fee Letters and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without the prior written consent of the Commitment Parties except (a) this Commitment Letter and each Fee Letter may be disclosed (i) on a confidential basis to your directors, officers, employees, controlling persons, accountants, attorneys and other representatives and financial advisors who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and (ii) pursuant to the order of any court or administrative agency, or otherwise as required by applicable law, regulation or stock exchange requirement or compulsory legal process or to the extent requested or required by governmental or regulatory authorities (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law and to use commercially reasonable efforts to ensure that such Fee Letter is accorded confidential treatment), (b) Annex I, Annex II, Annex III and Annex IV and the existence of this Commitment Letter and such Fee Letter (but not the contents of this Commitment Letter and such Fee Letter) may be disclosed to Moody’s, S&P or Fitch Ratings Inc. (“Fitch”) and any other rating agency, (c) the aggregate amount of the fees (including upfront fees and original issue discount) payable under such Fee Letter may be disclosed as part of any financial projections or generic disclosure regarding sources and uses for closing of the Spinoff (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (d) this Commitment Letter and such Fee Letter may be disclosed on a confidential basis to your auditors for customary accounting purposes, including accounting for deferred financing costs, (e) you may disclose this Commitment Letter (but not such Fee Letter) and its contents in any information memorandum or syndication distribution or prospectus or offering memorandum related to the Notes, as well as in any proxy statement or other public filing relating to the Spinoff or the Facilities and (f) this Commitment Letter and such Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law and to use commercially reasonable efforts to ensure that such Fee Letter is accorded confidential treatment). Your obligations under this paragraph with regard to this Commitment Letter (but not such Fee Letter) shall terminate on the later of (x) the first anniversary of the date of this Commitment Letter or (y) one year following the termination of this Commitment Letter in accordance with its terms.

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Each Commitment Party shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by such Commitment Party or any of its affiliates, (d) to the Commitment Parties’ affiliates, employees, directors, officers, legal counsel, representatives, independent auditors and other advisors, experts, professionals or agents who are informed of the confidential nature of such information and directed to keep such information confidential (provided that each Commitment Party shall be responsible for its affiliates’ and its employees’ compliance with this paragraph), (e) for purposes of establishing a defense in any legal proceeding or to enforce our rights thereunder, (f) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (g) to the extent that such information is independently developed by a Commitment Party so long as not based on information obtained in a manner that would otherwise violate this provision, (h) to potential Lenders, participants, potential participants, assignees, potential assignees, credit insurers or potential credit insurers or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any of the foregoing parties referred to above may be satisfied by their acknowledgement and acceptance of information in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (i) to Moody’s, S&P and Fitch in connection with the Transactions and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I, Annex II, Annex III and Annex IV and is supplied only on a confidential basis or (j) with your prior written consent. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to each of the Facilities upon the execution and delivery of the definitive documentation therefor and in any event shall terminate on the later of (x) the first anniversary of the date of this Commitment Letter or (y) one year following the termination of this Commitment Letter in accordance with its terms.

The Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Commitment Parties hereunder.  The Commitment Parties shall be responsible for their respective affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that each Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by each Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  You further acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours.  Each Commitment Party agrees that it will not furnish confidential information obtained from you to any of its other customers in violation of the confidentiality provisions above.  Each Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer.

7

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (a) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and each Commitment Party, on the other hand, (b) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (c) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (d) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each Commitment Party has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party, (e) no Commitment Party has assumed nor will any Commitment Party assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and no Commitment Party has any obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (f) each Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party has any obligation to disclose any of such interests to you or your affiliates. Without limiting the provisions of Section 5(b) hereof, you hereby agree not to assert any claim against any Commitment Party based on any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies you and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Company and the Guarantors that will allow such Commitment Party to identify you and the Guarantors in accordance with the Patriot Act and the Beneficial Ownership Regulation.  This notice is given in accordance with the requirements of the Patriot Act and Beneficial Ownership Regulation and is effective for each Commitment Party and its affiliates.

8.
Survival of Obligations.  The provisions of Sections 2, 3, 4, 5, 7, 8 and 9 (with respect to jurisdiction, governing law and waiver of jury trial) shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that (a) the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated by any party hereto prior to the effectiveness of any of the Facilities and (b) if any of the Facilities close and the Credit Documentation is executed and delivered, (i) your obligations under this Commitment Letter, other than as set forth in Sections 2, 3, 4, 6, 7 and 8, with respect to the applicable Facility shall automatically terminate and be superseded by the definitive documentation for such Facility (to the extent covered thereby), and, to the extent covered thereby, you shall be released from all liability with respect to such Facility hereunder once such definitive documentation is effective and (ii) the provisions of Section 2 and the second paragraph of Section 3 shall survive only until the Syndication Date.  You may terminate this Commitment Letter and all of the Initial Lenders’ commitments with respect to the Facilities hereunder by providing notice to us, subject to the provisions of the preceding sentence.

9.
Miscellaneous.  This Commitment Letter and each Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, any Fee Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.  Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or such Fee Letter.

8

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York.  The Company consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan).  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, (a) any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transactions or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.  You hereby irrevocably appoint C T CORPORATION SYSTEM, 28 Liberty Street, New York, New York 10005, as your agent for service of process within 5 business days of the date of this letter, and agree that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any such court.

This Commitment Letter, together with the Fee Letters, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the provision of the Facilities and supersedes all prior agreements and understandings relating to the subject matter thereof.  No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter.  This Commitment Letter may not be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter, the Fee Letters and the commitments hereunder (other than as contemplated by the next sentence) may not be assigned by any party hereto without the prior written consent of each party hereto (and any purported assignment without such consent will be null and void), and this Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its rights and obligations hereunder and under the Fee Letters, in whole or in part, to any of its affiliates (subject to your consent not to be unreasonably withheld or delayed).

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to the Lead Arrangers executed counterparts of this Commitment Letter and the Fee Letters not later than 5:00 p.m. (New York City time) on January 7, 2021, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby.  This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time.  Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire, unless extended by the Commitment Parties in their sole discretion, on the earliest of (i) 11:59 p.m., New York City time, on April 7, 2021, (ii) the consummation of the Spinoff without the funding of the Facilities or (iii) the termination or abandonment of the Spinoff (such termination or abandonment to be communicated in writing by the Company in order for this clause (iii) to be effective) (the “Expiration Date”).

[The remainder of this page intentionally left blank.]

9

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Anson Williams
Name: Anson Williams
Title: Authorized Signatory

Signature Page to Commitment Letter

Citigroup Global Markets Inc.

By:	/s/ Mohammed S. Baabde
Name: Mohammed S. Baabde
Title: Managing Director

Signature Page to Commitment Letter

DNB Capital, LLC

By:	/s/ Mita Zalavadia
Name: Mita Zalavadia
Title: Assistant Vice President

By:	/s/ Ahelia Singh
Name: Ahelia Singh
Title: Assistant Vice President

DNB Markets, Inc.

By:	/s/ Daniel Hochstadt
Name: Daniel Hochstadt
Title: Managing Director

By:	/s/ David Lawrence
Name: David Lawrence
Title: Managing Director

Signature Page to Commitment Letter

SOCIÉTÉ GÉNÉRALE

By:	/s/ Jonathan Logan
Name: Jonathan Logan
Title: Director

Signature Page to Commitment Letter

Sumitomo Mitsui Banking Corporation

By:	/s/ Michael Maguire
Name: Michael Maguire
Title: Managing Director

By:	/s/ David Greenspoon
Name: David Greenspoon
Title: Executive Director

Signature Page to Commitment Letter

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Janak
Name: Michael Janak
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Kevin Scotto
Name: Kevin Scotto
Title: Managing Director

Signature Page to Commitment Letter

BofA Securities, Inc.

By:	/s/ Brian C. Fox
Name: Brian C. Fox
Title: Managing Director

Signature Page to Commitment Letter

Bank of America, N.A.

By:	/s/ Raza Jafferi
Name: Raza Jafferi
Title: Director

Signature Page to Commitment Letter

STANDARD CHARTERED BANK

By:	/s/ James Beck
Name: James Beck
Title: Associate Director

Signature Page to Commitment Letter

THE NORTHERN TRUST COMPANY

By:	/s/ Keith L. Burson
Name: Keith S. Bursont
Title: Senior Vice President

Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

TECHNIPFMC PLC

By:	/s/ Maryann T. Mannen
Name: Maryann T. Mannen
Title: Executive Vice President and Chief Financial Officer

Signature Page to Commitment Letter

Annex I

Transaction Description

The following transactions are referred to herein as the “Transactions”.

In connection herewith it is intended that:

1.          The Company will separate from its Technip Energies business segment (“Technip Energies”). The transaction will be structured as a partial spin-off of Technip Energies, including the Genesis, Loading Systems, and Cybernetix businesses. The Company will distribute 50.1% of the ordinary shares of Technip Energies to shareholders of the Company (the “Distribution”), with the Company retaining the remaining 49.9% interest;

2.          In connection with the proposed Spinoff, the Company will enter into the Share Purchase Agreement with Bpifrance Participations SA (“BPI”), pursuant to which BPI will purchase from the Company a number of Technip Energies shares representing up to 17.25% of the total number of Technip Energies shares outstanding immediately following the Distribution for a purchase price of $200.0 million;

3.          The Company, FMC Technologies, Inc. (together with the Company, the “Revolver Borrowers”), JPMorgan Chase Bank, N.A., as agent, and the lenders and other parties party thereto shall enter into a credit agreement (the “Revolving Credit Agreement”) governing the senior secured revolving credit facility on the terms set forth in Annex II (the “Revolving Facility”);

4.          The Company, as issuer, shall issue and sell senior unsecured notes (the “Notes”) in a public offering or Rule 144A or other private placement on or prior to the Closing Date in the principal amount of up to $850.0 million;

5.          To the extent that the Notes are not issued on or prior to the Closing Date, the Company shall obtain a senior secured second lien bridge credit facility (subject to any commitment reductions under clause (a) of the section entitled “Mandatory Prepayments and Commitment Reductions” in the Bridge Summary of Terms) on the terms set forth in Annex III hereto (the loans issued thereunder, the “Bridge Loans”; the Bridge Loans, together with any Rollover Loans and Exchange Notes (each, as defined in Annex III-A hereto), the “Bridge Facility” and, collectively with the Revolving Facility, the “Facilities” and individually, a “Facility”); and

6.          On or about the Closing Date, the Company will utilize the net proceeds from the offering of the Notes (or drawings under the Bridge Facility, as the case may be) and cash on hand to (i) effect the allocation of cash and cash equivalents between the Company and Technip Energies in accordance with that certain separation and distribution agreement dated January 7, 2021 by and between the Company and Technip Energies (the “Separation and Distribution Agreement”) and (ii) refinance, repay, redeem and/or cancel the following indebtedness and financing arrangements of the Company and its subsidiaries (collectively, the indebtedness and financing arrangements described in clauses (a) through (f) below are referred to as the “Refinancing Debt”):

a.
$1,091,000,000 aggregate principal amount equivalent in a combination of U.S. dollars and British pounds of the Company’s and FMC Technologies, Inc.’s commercial paper (the “Commercial Paper”) plus accrued and unpaid interest thereon;

Annex I-1

b.
all of the Company’s 0.875% Non-Dilutive Cash Settled Convertible Bonds due 2021 with ISIN: XS1351586588 listed on Euronext Paris (the “Synthetic Convertible Bonds”) plus accrued and unpaid interest thereon; provided, however, that to the extent the Closing Date occurs after January 25, 2021, the Company may, at its option, refinance or repay indebtedness incurred to redeem the Synthetic Convertible Bonds at their stated maturity;

c.
all of the Company’s 3.45% Senior Notes due 2022 with ISIN US87854XAD30 listed on the Euro MTF Market of the Luxembourg Stock Exchange (the “2022 Notes”) plus premia and accrued and unpaid interest thereon;

d.	certain derivative instruments in respect of the Company’s Synthetic Convertible Bonds;

e.
the $2.5 billion revolving senior unsecured revolving credit facility agreement (the “Existing Revolving Credit Agreement”) dated January 17, 2017 (as amended from time to time) by and between FMC Technologies, Inc., Technip Eurocash SNC and the Company as borrowers, and JPMorgan Chase Bank, N.A. as agent and arranger and SG Americas Securities LLC as arranger; and

f.	the €500.0 million revolving credit facility dated May 19, 2020 (as amended from time to time) by and between the Company and HSBC France as agent.

Annex I-2

Annex II

SUMMARY OF TERMS AND CONDITIONS
$1.0 BILLION REVOLVING FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

I. Parties
Borrowers:
TechnipFMC plc, a public limited company organized under the laws of England and Wales (the “Company”), and FMC Technologies, Inc., a Delaware corporation (the “US Borrower” and, together with the Company, the “Revolver Borrowers”).

Lead Arrangers and Bookrunners:
JPMorgan Chase Bank, N.A. (“JPMCB”), Citigroup Global Markets Inc. or an affiliate (“Citi”), DNB Capital, LLC or an affiliate (“DNB”), Société Générale (“SG”), Sumitomo Mitsui Banking Corporation (“SMBC”), Wells Fargo Securities, LLC (“WFS”) and BofA Securities, Inc. (“BofA Securities”) (collectively, the “Revolving Lead Arrangers”).

Administrative Agent:	JPMCB (in its capacity as administrative agent, the “Revolving Administrative Agent”).
Documentation Agent:	Standard Chartered Bank (“SCB”).
Issuing Lenders:
JPMCB, Citi, DNB, SG, Wells Fargo Bank, National Association (“Wells Fargo”), Bank of America, N.A. and any other Lenders reasonably satisfactory to the Revolver Borrowers (in such capacity, the “Issuing Lenders”).

Lenders:
A syndicate of banks, financial institutions and other entities, including JPMCB (collectively, the “Lenders”), arranged by the Revolving Lead Arrangers as described in the Commitment Letter but excluding any Disqualified Lender.

II. Facility
Type and Amount of Facility:
A three-year senior secured revolving credit facility (the “Revolving Facility”; the definitive financing documentation with respect thereto, the “Revolving Credit Documentation”) with aggregate commitments of $1.0 billion (the commitments under the Revolving Facility, the “Commitments”; the loans thereunder, the “Loans”).

Availability:
The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the third anniversary thereof (the “Revolving Credit Termination Date”). Loans may be made in US Dollars, Euros or Pounds Sterling.

Annex II-1

Maturity:	The Revolving Credit Termination Date.
Purpose:
The proceeds of Loans will be used by the Revolver Borrowers for general corporate purposes (including consummating the Transactions and paying transaction costs and expenses in connection therewith), refinancing existing debt and working capital.

Closing Date:	The date upon which all of the Initial Conditions (as defined below) have been satisfied or waived (the “Closing Date”).
Letters of Credit:
A portion of the Revolving Facility not in excess of $450.0 million will be available for the issuance of standby or commercial letters of credit (“Letters of Credit”, and each, a “Letter of Credit”) by the Issuing Lenders, subject to an allocation of fronting exposure to be agreed. Letters of Credit may be issued with expiration dates not later than the earlier of (a) one year after issuance or (b) 5 business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above). Such letters of credit may be denominated in US Dollars, Euro and Pounds Sterling.

Drawings under any Letter of Credit shall be reimbursed by the Revolver Borrowers (whether with their own funds or with the proceeds of Loans) on the same business day.  To the extent that the Revolver Borrowers do not so reimburse the applicable Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Interest Rates and Fees:	As set forth on Schedule A to this Annex II.
III. Collateral and Guarantees
Guarantors:
The Revolving Facility shall be fully and unconditionally guaranteed by all of the existing and future direct and indirect material Restricted Subsidiaries of the Revolver Borrowers organized in the United States, the United Kingdom, Norway, The Netherlands, Brazil, and Singapore (together with the Revolver Borrowers, the “Credit Parties”), subject to the Guarantee and Collateral Limitations set forth on Annex VI.  Notwithstanding anything to the contrary, a guarantor shall not include (i) with respect to obligations of the US Borrower only, a “controlled foreign corporation” (as defined in Section 957(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), the equity of which is owned (within the meaning of Section 958(a) of the Code) by any subsidiary of the Company that is organized in the United States and treated as a corporation for U.S. federal income tax purposes (a “CFC”) or an entity (a “FSHCO”) which has no material assets other than equity interests (or equity interest and indebtedness) of one or more CFCs, (ii) with respect to obligations of the US Borrower only, a subsidiary of a CFC or a FSHCO, or (iii) any subsidiary the guarantee by which would result in a material adverse tax consequence as reasonably determined by the Company.

Annex II-2

Collateral:
The obligations of each of the Credit Parties in respect of the Revolving Facility and the obligations of the Revolver Borrowers and any of their Restricted Subsidiaries under any swap agreements (including in respect of foreign currency exchange rates) and cash management arrangements provided by any Lender (or any affiliate of a Lender) will be secured by a first priority perfected security interest (subject to certain permitted liens) in and mortgages on substantially all assets of the Credit Parties (subject to the Guarantee and Collateral Limitations set forth on Annex VI), including: (a) all of the equity interests owned by each Credit Party (including, for the avoidance of doubt, the equity interests owned by each Credit Party in any French entity) and (b) substantially all tangible and intangible assets of the Credit Parties (including, without limitation, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, intercompany indebtedness, the Closing Date Vessels and any other vessels to the extent that the granting of a lien on such vessels is not prohibited by any financing arrangements with respect to such vessels, material fee-owned real property in excess of an amount to be agreed, the equity interests of Technip Energies and cash) (collectively, the “Collateral”).

Notwithstanding the foregoing, the following categories of assets shall not be subject to a security interest in favor of the Lenders: (i) those assets being financed by purchase money financing, capital leases or similar arrangements, over which the granting of security interests in such assets would be prohibited thereby and those assets over which the granting of security interests in such assets would be prohibited by applicable law or regulation (in each case, while such prohibitions exist and except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code and, in each case, other than proceeds thereof to the extent the assignment of such proceeds is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions); (ii) those contracts, receivables, leases or licenses over which the granting of security interests in such contracts, receivables, leases or licenses  would be prohibited thereby (in each case, while such prohibitions exist and except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or similar statutes and, in each case, other than proceeds thereof to the extent the assignment of such proceeds is expressly deemed effective under the Uniform Commercial Code or similar statutes notwithstanding such prohibitions);  (iii) those assets as to which the Revolving Administrative Agent shall determine in its reasonable discretion that the cost of perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby; (iv) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable United States federal law; (v) motor vehicles and other assets subject to certificates of title (excluding, for the avoidance of doubt, any owned vessels) to the extent a lien thereon cannot be perfected by the filing of a Uniform Commercial Code financing statement or similar registration; (vi) assets for which a pledge thereof or a security interest therein is prohibited by applicable law after giving effect to the anti-assignment provisions of the Uniform Commercial Code and other applicable laws; (vii) with respect to obligations of the US Borrower only, any assets of a CFC, FSHCO or a subsidiary of a CFC or FSHCO; (viii) with respect to obligations of the US Borrower only, equity interests in excess of 65% of the equity interests of a CFC or FSHCO; (ix) those assets a pledge or other security interest in which would result in a material adverse tax consequence as reasonably determined by the Company; and (x) certain other exclusions to be mutually agreed.  For the avoidance of doubt, no control agreements will be required with respect to deposit accounts or securities accounts.
For purposes hereof, “Closing Date Vessels” means the following vessels:

●  Deep Blue
●  Deep Energy
●  Apache II
●  Deep Orien
●  Deep Star
●  Coral do Atlantico
●  Deep Arctic (solely upon payment in full of the current vessel financing, which is expected to occur on or about March 2021)
●  Global 1200

Annex II-3

IV. Certain Payment Provisions
Optional Prepayments:
The Revolving Credit Documentation shall contain customary optional prepayments for transactions of this type, including but not limited to: voluntary prepayments permitted in whole or in part, with prior written notice but without premium or penalty, subject to limitations as to minimum amounts of prepayments and customary indemnification for breakage costs in the case of prepayment of Eurocurrency Loans other than on the last day of a related interest period.

Mandatory Prepayments:
Mandatory prepayments of the Revolving Facility shall be required from:

(a) If, at any time while Loans are outstanding under the Revolving Facility, the Consolidated Cash Balance (as defined below), of the Revolver Borrowers and their Restricted Subsidiaries exceeds $225.0 million (the “Excess Cash Threshold”) as of the last calendar day of any month, then the Revolver Borrowers shall, within three (3) business days, prepay the Loans in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Loans as a result of any Letter of Credit exposure, cash collateralize the Letters of Credit in an amount equal to such excess; and

(b) If, after giving effect to any termination or reduction of any or all of the Commitments, outstanding Loans and Letters of Credit exceed the aggregate Commitments then in effect, the Revolver Borrowers shall prepay the Loans on the date of such reduction or termination in an aggregate principal amount equal to such excess. If any excess remains after prepayment of all outstanding Loans as a result of Letter of Credit exposure, the Revolver Borrowers will be required to cash collateralize Letters of Credit in an amount equal to such excess.

“Consolidated Cash Balance” means, as of any date of determination, the aggregate amount of all (a) cash, (b) cash equivalents and (c) any other marketable securities (excluding, for the avoidance of doubt, any equity interests of Technip Energies), treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, (x) held or owned by (either directly or indirectly), (y) credited to the account of, or (z) that would otherwise be required to be reflected as an asset on the balance sheet of, the Revolver Borrowers or any Restricted Subsidiary as of such date; provided that the Consolidated Cash Balance shall exclude: (i) any amounts in any excluded account to be agreed, (ii) cash collateral required to cash collateralize any Letter of Credit, (iii) any cash or cash equivalents constituting purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (iv) any cash or cash equivalents for which any Credit Party has, in the ordinary course of business, issued checks or initiated wires or ACH transfers (or, in the case of cash or cash equivalents that will be used to pay payroll or other taxes, lease rental payments, renewal of software licenses and other customary general and administrative expenses, will issue checks or initiate wires or ACH transfers within five (5) business days in respect of amounts due and owing) in order to utilize such cash or cash equivalents, (v) any “trapped” cash (so long as such cash is not “trapped” as a result of actions taken by the Company in contemplation of availing themselves of this exception in clause (v)) and (vi) cash that cannot be expatriated without causing material tax consequences to the Revolver Borrowers; provided that the Revolver Borrowers shall provide reporting as reasonably requested by the Revolving Administrative Agent from time to time with respect to any such cash excluded pursuant to clause (v) or (vi) of this definition.

Annex II-4

V. Certain Conditions
Initial Conditions to Closing Date:
The effectiveness and availability of the Revolving Facility on the Closing Date will be subject to usual and customary conditions precedent for a facility and transactions of this type (such requirements, collectively, the “Initial Conditions”).

Ongoing Conditions:
The making of each Loan and the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy of all representations and warranties in the Revolving Credit Documentation in all material respects (and in all respects if qualified by materiality), (b) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit, (c) at the time of, or immediately after giving effect to, such extension of credit, the Consolidated Cash Balance of the Revolver Borrowers and its Restricted Subsidiaries not exceeding the Excess Cash Threshold.

VI. Documentation
Revolving Credit Documentation:
The Revolving Credit Documentation shall be consistent with this Annex II and the Revolving Credit Principles (as defined in the Revolver Fee Letter) and otherwise shall contain only those payments, conditions to closing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Annex II, in each case with modifications thereto to give effect to (a) the Commitment Letter and the Bridge Fee Letter, (b) the Revolving Administrative Agent’s required agency, form provisions and operational requirements, (c) the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Transactions) in light of its size, assets, industries, geographic location, businesses and business practices and (d) such other terms and conditions usual for facilities and transactions of this type and other modifications as may be mutually agreed by the Revolver Borrowers and the Revolving Administrative Agent (collectively, the “Revolver Documentation Principles”).  The Revolving Credit Documentation shall contain customary provisions relating to the multicurrency nature of the Revolving Facility.

Annex II-5

Representations and Warranties:
Subject to the Revolver Documentation Principles and customary qualifiers as to materiality and material adverse effect to be agreed, the Revolving Credit Agreement shall contain the following representations and warranties:

●  Organization; powers;
●  Authorization; enforceability;
●  No conflicts, governmental approvals;
●  Financial condition, no material adverse change;
●  Properties;
●  Subsidiaries;
●  Litigation;
●  Compliance with laws;
●  No default;
●  Federal Reserve regulations;
●  Investment Company Act;
● Use of proceeds;
●  Taxes;
●  Accuracy of disclosure;
●  ERISA;
●  Environmental matters;
●  Insurance;
●  Security interest in Collateral;
●  Status of Revolving Facility as senior debt;
●  Intellectual property;
●  Labor matters;
●  Solvency;
●  Patriot Act, OFAC, FCPA and other applicable sanctions and anti-corruption laws;
●  Commodity Exchange Act qualified eligible contract participant guarantor;
●  EEA financial institutions;
●  Beneficial ownership regulations; and
●  No burdensome restrictions.

Annex II-6

Affirmative Covenants:
Subject to the Revolver Documentation Principles and customary qualifiers as to materiality and material adverse effect to be agreed, the Revolving Credit Documentation shall contain the following affirmative covenants:

●  Delivery of financial statements, reports, accountants' letters, projections, officers' certificates, ratings changes and other information requested by the Lenders;
●  Existence, business and properties;
●  Compliance with laws and maintenance of effective compliance policies and procedures regarding anti-corruption and sanctions laws;
●  Environmental matters;
●  Insurance;
●  Payment of taxes;
●  Quarterly compliance certificates;
●  Notices of defaults, litigation and other material events; information regarding Collateral;
●  Maintenance of books and records;
●  Access to properties and inspections;
●  Use of proceeds;
●  Additional collateral and guarantees;
●  Further assurances;
●  Beneficial Ownership Regulation;
●  Keepwell provisions;
●  Vessel appraisals upon the reasonable request of the Administrative Agent (not to exceed one such appraisal per year); and
●  Post-closing mortgages and collateral.

Negative Covenants:
Subject to the Revolver Documentation Principles and carve-outs, exceptions, baskets and thresholds to be agreed, the  Revolving Credit Documentation shall contain the following negative covenants:

●  Indebtedness (with a basket for up to $500.0 million of letters of credit, bank guarantee facilities, and/or supply chain financing under bilateral facilities (the “Bilateral Facilities”) and no other basket permitting any debt that can be secured on a pari passu basis with the liens under the Revolving Facility);
●  Liens (with a basket for liens to secure the Bilateral Facilities on a pari passu basis, subject to a customary intercreditor agreement reasonably satisfactory to the Revolving Administrative Agent);
●  Investments, loans and advances;
●  Fundamental changes;
●  Disposition of assets;
●  Restricted payments (with a carve out for customary tax distributions); certain payments of junior indebtedness and preferred stock;
●  Changes in fiscal year and changes in line of business;
●  Restrictions on subsidiary distributions, restrictive agreements;
●  Transactions with affiliates;
●  Amendments to certain material indebtedness and organizational documents;
●  Negative pledge;
●  Sanctions laws and regulations; anti-terrorism and anti-corruption laws; and
●  Designation and Conversion of Restricted and Unrestricted Subsidiaries.

Annex II-7

Financial Covenants:
The Revolving Credit Documentation shall contain the following financial covenants (collectively, the “Financial Covenants”) (with financial definitions to be subject to the Revolver Documentation Principles and otherwise as may be agreed):

(a)                  A maximum total net leverage ratio, defined as the ratio of total indebtedness to EBITDA, not to exceed (i) for fiscal quarters ending on or prior to June 30, 2021, 5.50 to 1.00, (ii) for fiscal quarters ending after June 30, 2021 and on or prior to December 31, 2021, 5.25 to 1.00, (iii) for fiscal quarters ending after December 31, 2021 and on or prior to September 30, 2022, 4.50 to 1.00, (iv) for the fiscal quarter ending on December 31, 2022, 4.00 to 1.00 and (v) thereafter, 3.50 to 1.00;

(b)                  A maximum first lien secured debt ratio defined as the ratio of total indebtedness that is secured by a first priority lien on the Collateral to EBITDA, not to exceed 2.50 to 1.00; and

(c)                   A minimum interest coverage ratio, defined as the ratio of EBITDA to total interest expense, of no less than 3.00 to 1.00;

provided that the Revolver Borrowers shall be allowed to deduct an amount of unrestricted cash and cash equivalents of the Credit Parties for purposes of determining total indebtedness for purposes of the Financial Covenants in clauses (a) and (b) above not to exceed $150.0 million; provided, further, that, for the avoidance of doubt, guarantees by any Credit Party of indebtedness incurred by a JV Unrestricted Subsidiary shall be excluded from the definition of indebtedness and related definitions for so long as such guaranteed indebtedness remains unconsolidated.

Annex II-8

Restricted and Unrestricted Subsidiaries
Each of the direct and indirect subsidiaries of the Revolver Borrowers existing on the Closing Date (other than Dofcon Brasil AS, Dofcon Navegacao Ltda. and Techdof Brasil AS (collectively the “JV Unrestricted Subsidiaries”)) and any direct and indirect subsidiaries newly formed or acquired after the Closing Date that have not been designated as unrestricted subsidiaries (each, an “Unrestricted Subsidiary”), subject to the terms of the following sentence, shall be a “Restricted Subsidiary”.  The designation of Unrestricted Subsidiaries will be permitted for subsidiaries formed or acquired after the Closing Date, subject to customary terms and conditions (including, without limitation, limitations on investments in Unrestricted Subsidiaries to be agreed).

Events of Default:
The Revolving Credit Documentation shall contain the following events of default, subject to cure and grace periods, carve outs, exceptions, baskets and thresholds to be agreed: nonpayment of principal when due; nonpayment of interest, fees or other amounts after three (3) business days; representations and warranties are incorrect in any material respect; violation of covenants; cross-payment default and cross default to any other agreement governing material indebtedness; bankruptcy events; certain ERISA events; material judgments; any of the Revolving Credit Documentation shall cease to be in full force and effect (other than as permitted by the Revolving Credit Documentation) or any party thereto shall so assert; any interests created by the security documents shall cease to be enforceable and of the same priority purported to be created thereby other than as permitted by the Revolving Credit Documentation); and a change in control (the definition of which is to be agreed).

Voting:
Amendments and waivers with respect to the Revolving Credit Documentation shall require the approval of Lenders holding not less than 50.1% of the aggregate amount of the Loans and participations in Letters of Credit and unused Commitments under the Revolving Facility, except that (a) the consent of each Lender affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Loan, (ii) reductions in the rate of interest (other than waivers of the Default Rate) or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's commitment, (iv) changes in the “waterfall” or the pro rata sharing provisions and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the value of the Credit Parties’ guarantees or releases of all or substantially all of the Collateral.

Annex II-9

Defaulting Lender:
The Revolving Credit Documentation will contain customary defaulting Lender provisions addressing, among other things, voting rights, reallocation of credit exposure among non-defaulting Lenders and to the extent applicable, cash collateralization of the Issuing Lender’s exposure to defaulting Lenders.

Assignment and Participation:
The Lenders shall be permitted to assign all or a portion of their Loans and Commitments (other than to Disqualified Lenders) with the consent, not to be unreasonably withheld, conditioned or delayed, of (a) the Revolver Borrowers, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment, bankruptcy or financial covenant Event of Default has occurred and is continuing; provided that the Revolver Borrowers shall be deemed to have consented to an assignment of Loans or Commitments under the Revolving Facility unless they shall have objected thereto by written notice to the Revolving Administrative Agent within ten (10) business days after having received notice thereof, (b) the Revolving Administrative Agent, and (c) the Issuing Lenders.  In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless a lesser amount shall be agreed by the Revolver Borrowers and the Revolving Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans.  Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions.  Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as set forth in clause (a) of the Section titled “Voting” above with respect to which the affirmative vote of the exiting Lender from which it purchases its participation would be required.  Pledges of Loans in accordance with applicable law shall be permitted without restriction.  Promissory notes shall be issued under the Revolving Facility only upon request.

No assignments or participations shall be permitted to be made to (i) the Revolver Borrowers or any of their affiliates, (ii) natural persons or (ii) a defaulting Lender or affiliate thereof.

Yield Protection:
The Revolving Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding taxes (provided that each Lender, at the time it becomes a Lender, qualifies for a complete exemption from U.S. and, subject to completion of any relevant procedural formalities, United Kingdom withholding tax on interest) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurocurrency Loan (as defined in Schedule A) on a day other than the last day of an interest period with respect thereto.  The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Annex II-10

Limitation of Liability, Expenses and Indemnity:
Neither the Revolving Administrative Agent, the Revolving Lead Arrangers, the Lenders and the Issuing Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) nor the Revolving Borrowers or any of their subsidiaries shall have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, the Revolving Facility or the Revolving Credit Documentation.  As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

The Revolver Borrowers shall pay (a) all reasonable out-of-pocket expenses of the Revolving Administrative Agent and the Revolving Lead Arrangers associated with the syndication of the Revolving Facility and the preparation, execution, delivery and administration of the Revolving Credit Documentation and any amendment, modification or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one counsel per each jurisdiction), (b) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Revolving Administrative Agent or any Lender in connection with any filing registration, recording or perfection of any security interest contemplated by the Revolving Facility or any security instrument and (c) all reasonable out-of-pocket expenses of the Revolving Administrative Agent, the Lenders and the Issuing Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Revolving Credit Documentation.

Annex II-11

The Revolving Administrative Agent, the Revolving Lead Arrangers, the Lenders and the Issuing Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each a “Indemnified Person”) will be indemnified and held harmless against, any Liabilities or expenses (including the fees, disbursements and other charges of counsel) incurred by such Indemnified Person in connection with or as a result of (i) the execution and delivery of the Revolving Credit Documentation and any agreement or instrument contemplated thereby; (ii) the funding of the Revolving Facility, the issuance of letter of credit thereunder, or the use or the proposed use of proceeds thereof; (iii) any act or omission of the Revolving Administrative Agent in connection with the administration of the Revolving Credit Documentation; (iv) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Revolver Borrowers or any of their subsidiaries, or any environmental liability resulting from the handling of hazardous materials or violation of environmental laws, related in any way to the Revolver Borrowers or any of their subsidiaries; and (v) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by a Revolver Borrower, its affiliates or equity holders or any other party; provided that such indemnification shall not, as to any Indemnified Person, be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, material breach in bad faith or willful misconduct of such Indemnified Person in performing its activities or in furnishing its commitments or services under the Revolving Credit Documentation.

Currency Indemnity:	The Revolving Credit Documentation shall contain customary currency indemnity provisions for multi-currency loan facilities.
EU/UK Bail-in:	The Credit Documentation shall contain customary European Union/United Kingdom Bail-in provisions.
ERISA Fiduciary Status:	The Credit Documentation shall contain Lender representations as to fiduciary status under ERISA.
Delaware Divisions:	The Credit Documentation shall contain customary provisions related to divisions and plans of division under Delaware law.
QFC Stay Regulations:	The Credit Documentation shall contain customary provisions related to Qualified Financial Contracts.
Governing Law:	New York.
Forum:
United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the  Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Revolving Administrative Agent and the Revolving Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Annex II-12

SCHEDULE A

Interest and Certain Fees

Interest Rate Options:	The Revolver Borrowers may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate or the Adjusted EURIBOR Rate, as applicable, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%.  If the ABR as determined pursuant to the foregoing would be less than 1.75%, such rate shall be deemed to be 1.75%.

“Adjusted EURIBOR Rate” means the EURIBOR Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Agreed Currencies” means US Dollars, Euros and Pounds Sterling.

“Applicable Margin” means (a) initially, (i) 2.50%, in the case of ABR Loans and (ii) 3.50%, in the case of Eurocurrency Loans and (b) following the first full fiscal quarter after the Closing Date, the percentage determined in accordance with the pricing grid attached hereto as Schedule B.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Revolving Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0.75%, such rate shall be deemed to be 0.75% for the purposes of calculating such rate.

Schedule A-1

“EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means, means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET days prior to the commencement of such Interest Period.  If such page or service ceases to be available, the Revolving Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Revolver Borrowers.  If the EURIBOR Screen Rate shall be less than 0.75%, the EURIBOR Screen Rate shall be deemed to be 0.75% for purposes of calculating such rate.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“LIBO Interpolated Rate” means, at any time, with respect to any Eurocurreny Loan denominated in any Agreed Currency (other than Euros) and for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Revolving Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that f any LIBO Interpolated Rate shall be less than 0.75%, such rate shall be deemed to be 0.75% for the purposes of calculating such rate.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency (other than Euros) and for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

Schedule A-2

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency (other than Euros) and for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such Agreed Currency for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Revolving Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 0.75%, such rate shall be deemed to 0.75% for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

The Revolving Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of the LIBO Rate and/or the EURIBOR Rate.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate or the Adjusted EURIBOR Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Undrawn Fee:
The Revolver Borrowers shall pay an undrawn fee on the average daily unused amount of the Revolving Facility, payable quarterly in arrears, and calculated at (a) initially, the rate of 0.50% and (b) following the first full fiscal quarter after the Closing Date, the rate based on the pricing grid attached hereto as Schedule B.

Schedule A-3

Letter of Credit Fees:
The Revolver Borrowers shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans on the face amount of each such Letter of Credit.  Such commission shall be shared ratably among the Lenders and shall be payable quarterly in arrears.

A fronting fee equal to 0.20% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the applicable Issuing Lender for its own account.  In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to each Issuing Lender for its own account.

Default Rate:
During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal under the Revolving Facility at 2.00% above the rate otherwise applicable thereto.  Overdue interest, fees and other amounts shall bear interest at 2.00% above the rate applicable to ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Schedule A-4

SCHEDULE B

PRICING GRID
Total Leverage Ratio	Applicable Rate for Eurocurrency Revolving Credit Loans	Applicable Rate for ABR Revolving Credit Loans	Undrawn Fee
> 4.00:1.00	3.50%	2.50%	0.500%
≥ 3.00:1.00 and ≤ 4.00:1.00	3.00%	2.00%	0.375%
< 3.00:1.00	2.50%	1.50%	0.250%

The applicable margins and fees shall be determined in accordance with the foregoing table based on the most recent annual or quarterly financial statements and related compliance certificate of the Revolver Borrowers delivered pursuant to the Revolving Credit Documentation.

Schedule B-1

ANNEX III-A

SUMMARY OF TERMS AND CONDITIONS
$850.0 MILLION BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III-A is attached.

Borrower:	TechnipFMC plc, a public limited company organized under the laws of England and Wales (the “Bridge Borrower”).

Guarantors:
The direct and indirect material restricted subsidiaries of the Bridge Borrower that act as guarantors under the Revolving Facility and FMC Technologies, Inc. (collectively, the “Guarantors” and, together with the Bridge Borrower, the “Credit Parties”); provided that there shall be an automatic release under the Bridge Facility of any Guarantor on terms and conditions customary for high-yield financings (including upon the release of the corresponding guarantor under the Revolving Facility so long as such release is not made in connection with the payment in full, and termination, of the Revolving Facility). Without limiting the foregoing, if the Revolving Administrative Agent determines that any subsidiary of the Bridge Borrower shall be excluded from the guarantee requirements under a provision of the Revolving Credit Documentation, the Bridge Administrative Agent shall automatically be deemed to accept such determination and shall execute any documentation, if applicable, requested by the Bridge Borrower in connection therewith.

Bridge Administrative Agent:	JPMCB will act as sole and exclusive administrative agent for the Bridge Lenders (the “Bridge Administrative Agent”).

Lead Arrangers
and Bookrunners:	JPMCB, Citi, DNB, SG, SMBC and WFS, will act as lead arrangers and bookrunners for the Bridge Loans (in such capacities, the “Bridge Lead Arrangers”).

Documentation Agent:	SCB.
Bridge Lenders:
Banks, financial institutions and institutional lenders selected by the Bridge Lead Arrangers in consultation with the Bridge Borrower (together with the Initial Bridge Lenders, the “Bridge Lenders”); provided that, prior to the Rollover Date, the Initial Bridge Lenders (together with their affiliates) shall be subject to restrictions on assignments as set forth in the section entitled “Assignments and Participations”.

Bridge Loans:
Senior secured second lien facility (the “Bridge Facility”, the loans thereunder, the “Bridge Loans”) in the principal amount of up to $850.0 million minus the amount of any applicable reduction to the commitments on or prior to the Closing Date as set forth under the heading titled “Mandatory Prepayments and Commitment Reductions” below.  The Bridge Loans will be available to the Bridge Borrower in one drawing on the Closing Date.  The definitive financing documentation (including any intercreditor agreements in connection therewith) with respect to the Bridge Loans is referred to herein as the “Bridge Credit Documentation”.

Annex III-A-1

Collateral:
The Bridge Facility will be secured by a second lien perfected security interest in the Collateral (as defined in Annex II), and such security interest will be created on terms and pursuant to documentation substantially consistent with the collateral documentation for the Revolving Facility.

Ranking:
The Bridge Loans will be senior obligations of the Bridge Borrower and will rank pari passu in right of payment with all other senior obligations of the Bridge Borrower.  The guarantees will be senior obligations of each Guarantor and will rank pari passu in right of payment with all other senior obligations of such Guarantor.

Purpose:
The proceeds of the Bridge Loans shall be used (a) to refinance certain of the Bridge Borrower’s existing debt, (b) to pay fees and expenses incurred in connection with the Transactions and (c) to provide working capital and for general corporate purposes.

Interest Rate:	Interest shall be payable quarterly in arrears at the LIBO Rate plus the Applicable Margin.
“Applicable Margin” shall initially be 725 basis points, and will increase by an additional 50 basis points at the end of each three-month anniversary of the Closing Date; provided that the interest rate shall not exceed the Total Cap (as defined in the Bridge Fee Letter).

“LIBO Rate” has the meaning given to it in Schedule A to Annex II and shall in any event be deemed to be not less than 1.00% per annum.

During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Bridge Loans and on any other overdue amount at a rate of 2.00% above the rate otherwise applicable to the Bridge Loans and will be payable on demand. Overdue interest, fees and other amounts shall bear interest at 2.00% above the applicable rate.

All per annum rates shall be calculated on the basis of a year of 360 days for actual days elapsed.

In addition, in no event shall the interest rate on the Bridge Loans exceed the highest rate permitted under applicable law.

Cost and Yield Protection:	Provisions substantially similar to the Revolving Facility.

Amortization:	None.

Optional Prepayments:
The Bridge Loans may be prepaid prior to the first anniversary of the Closing Date (the “Rollover Date”), without premium or penalty, in whole or in part, upon written notice, at the option of the Bridge Borrower, at any time, together with accrued interest to the prepayment date on the principal amount prepaid.

Annex III-A-2

Mandatory Prepayments
and Commitment
Reductions:
(a) On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility shall be automatically and permanently reduced on a dollar-for-dollar basis by, without duplication, (i) the aggregate net cash proceeds received by the Bridge Borrower or any of its restricted subsidiaries of any Notes or any other debt for borrowed money (other than the revolving debt pursuant to the Company’s existing bilateral revolving credit facilities or the Existing Revolving Credit Agreement drawn in the ordinary course) incurred or issued on or prior to the Closing Date, (ii) the aggregate net cash proceeds from the issuance of any equity of the Bridge Borrower (other than (A) stock options, phantom units or equity issued under a management incentive plan (or in connection with vesting of phantom units and exercising of stock options) and a dividend reinvestment plan, (B) any net cash proceeds which are required to be applied to a mandatory prepayment in respect of the Existing Revolving Credit Agreement or other secured debt and (C) up to $200.0 million of net cash proceeds received from BPI on the Closing Date under the Share Purchase Agreement entered into in connection with the Spinoff) and (iii) following the receipt (including receipt in escrow) of net cash proceeds by the Bridge Borrower or any of its restricted subsidiaries from the sale or other disposition or property or assets outside of the ordinary course of business, including sales or issuances of equity interests of any restricted subsidiary of the Bridge Borrower (including, for the avoidance of doubt, the disposition of any equity interests of Technip Energies) or any casualty or condemnation event (after giving effect to any repayments required pursuant to the terms of the Existing Revolving Credit Agreement or any other secured debt); it being understood and agreed that, to the extent any amounts are borrowed on the Closing Date under the Bridge Facility, the aggregate amount of gross proceeds received (including receipt in escrow) by the Bridge Borrower and its restricted subsidiaries from any borrowing under the Bridge Facility and any issuance of Notes shall not exceed $850.0 million.

(b) After the Closing Date, the Bridge Borrower shall prepay the Bridge Loans without premium or penalty, together with accrued interest to the date of the proposed prepayment, (i) following the receipt of net cash proceeds by the Bridge Borrower or any of its restricted subsidiaries from the sale or other disposition of property or assets outside of the ordinary course of business, including sales or issuances of equity interests in any restricted subsidiary of the Bridge Borrower (including, for the avoidance of doubt, the disposition of any equity interests of Technip Energies, but excluding up to $200.0 million of net cash proceeds received from BPI on the Closing Date under the Share Purchase Agreement entered into in connection with the Spinoff) or any casualty or condemnation event (after giving effect to any repayments required pursuant to the terms of the Revolving Facility or any other secured debt), (ii) following the receipt of net cash proceeds by the Bridge Borrower or any of its restricted subsidiaries from the issuance or incurrence after the Closing Date of any Notes or any other debt for borrowed money (other than the Revolving Facility and certain other exceptions to be mutually agreed) of the Bridge Borrower or any of its restricted subsidiaries and (iii) following the receipt of net cash proceeds from the issuance of any equity of the Bridge Borrower (other than (A) stock options, phantom units or equity issued under a management incentive plan (or in connection with vesting of phantom units and exercising of stock options) and a dividend reinvestment plan and (B) any such net cash proceeds which are required to be applied to a mandatory prepayment in respect of the Revolving Facility or other secured debt).

Annex III-A-3

The mandatory prepayment provisions will not apply to the Rollover Loans.

All mandatory prepayments from subsidiaries’ asset sales (including insurance and condemnation proceeds) are subject to customary exceptions and limitations based on permissibility under local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group, the fiduciary and statutory duties of the directors of the relevant subsidiaries and material organizational document restrictions imposed by law) and material adverse tax consequences, in each case subject to terms and conditions to be mutually agreed.

Change in Control:
In the event of a change in control (the definition of which is to be mutually agreed and in any event not less favorable to the Bridge Borrower than the definition in the Revolving Credit Documentation), each Bridge Lender will have the right to require the Bridge Borrower, and the Bridge Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans at 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment.

Maturity and Conversion
into Rollover Loans:
The Bridge Loans will mature on the Rollover Date. If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date will, subject to the conditions precedent set forth in Annex III-B, be automatically converted into senior secured second lien rollover loans with a maturity of five (5) years from the Closing Date (the “Rollover Loans”).  Any Bridge Loans not converted into Rollover Loans shall be repaid in full on the Rollover Date.

The Rollover Loans will be governed by the provisions of the Bridge Credit Documentation and will have the same terms as the Bridge Loans except as expressly set forth on Annex III-B hereto.

Exchange into
Exchange Notes:
Each Bridge Lender that is (or that will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex III-C) will have the right, at any time on or after the Rollover Date, to exchange Rollover Loans held by it for senior unsecured exchange notes of the Bridge Borrower having an equal principal amount and the terms set forth in Annex III-C (the “Exchange Notes”).  Notwithstanding the foregoing, the Bridge Borrower will not be required to exchange Rollover Loans for Exchange Notes unless it has received requests to issue at least $100.0 million in aggregate principal amount of Exchange Notes.

Annex III-A-4

The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex III-C hereto. The Bridge Loans, the Rollover Loans and the Exchange Notes shall be pari passu in right of payment for all purposes.

Bridge Credit
Documentation:
The Bridge Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and, in any event, in accordance with the Bridge Documentation Principles (as defined in the Bridge Fee Letter).

Conditions Precedent:	The effectiveness and availability of the Bridge Facility on the Closing Date will be subject to usual and customary conditions precedent for a facility and transactions of this type.
Affirmative Covenants:
In accordance with the Bridge Documentation Principles and usual and customary for high yield bridge facilities of this type for public companies (and in any event such covenants shall not be less favorable to the Bridge Borrower and its restricted subsidiaries than those set forth in the Revolving Credit Documentation and, for the avoidance of doubt, shall not include financial maintenance covenants).

Negative Covenants:
In accordance with the Bridge Documentation Principles and terms usual and customary for high yield bridge facilities of this type for public companies (and in any event such covenants shall not be less favorable to the Bridge Borrower and its restricted subsidiaries than those set forth in the Revolving Credit Documentation); provided that the Bridge Credit Documentation will, prior to the Rollover Date, contain limitations on restricted payments and debt and lien incurrences that may be more restrictive than customary high yield debt covenants and the Revolving Facility in a manner to be agreed.

Financial Covenants:	None.

Representations and
Warranties:
Based on those contained in the Revolving Facility and in accordance with the Bridge Documentation Principles with customary modifications (and in any event such representations and warranties shall not be less favorable to the Bridge Borrower and its restricted subsidiaries than those set forth in the Revolving Credit Documentation).

Events of
Default:
In accordance with the Bridge Documentation Principles and usual and customary for high yield bridge facilities of this type for public companies, including nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-event of default to material indebtedness; bankruptcy or insolvency proceedings; material monetary judgments subject to a threshold amount and judgments constituting a material adverse effect; and actual or asserted invalidity of material guarantees.

Annex III-A-5

Waivers and Consents:	Based on those contained in the Revolving Facility with customary modifications.

In addition, if the Bridge Administrative Agent and the Bridge Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Bridge Credit Documentation, then the Bridge Administrative Agent and the Bridge Borrower shall be permitted to amend such provision without any further action or consent of any other party with notice given to the Bridge Lenders of any such amendment.

Assignments and
Participations:
Each Bridge Lender will be permitted to make assignments (other than to Disqualified Lenders) in minimum amounts to be agreed to other entities approved by the Bridge Administrative Agent (which approval shall not be unreasonably withheld or delayed); provided, however, that no such approval shall be required in connection with assignments to other Bridge Lenders or any of their affiliates or approved funds); provided, further, that, prior to the Rollover Date (and in the absence of a Demand Failure Event (as defined in the Bridge Fee Letter) or an event of default), the consent of the Bridge Borrower shall be required with respect to any assignment if the Initial Bridge Lenders (together with their affiliates) would hold, in the aggregate after giving effect to such assignment, 50% or less of the Bridge Loans. Bridge Lenders will be permitted to sell participations to any person (other than a natural person) with voting rights limited to (a) reductions of principal, interest or fees of the commitments or loans participated to such participants, (b) extensions of final maturity of the Bridge Loans or commitments in respect thereof or the extension of any scheduled date of payment of principal, interest or fees, (c) releases of all or substantially all of the Guarantors, (d) reductions in voting percentages with respect to the commitments or loans participated to such participants, (e) additional restrictions on receiving Rollover Loans or Exchange Notes and (f) other matters to be reasonably agreed between the Initial Bridge Lenders and you.  An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Bridge Administrative Agent in its sole discretion.

Limitation of Liability,
Expenses and Indemnity:	Same as Revolving Facility.
EU/UK Bail-in:	The Bridge Credit Documentation shall contain customary European Union/United Kingdom Bail-in provisions.
ERISA Fiduciary Status:	The Bridge Credit Documentation shall contain Lender representations as to fiduciary status under ERISA.

Annex III-A-6

Delaware Divisions:	The Bridge Credit Documentation shall contain customary provisions related to divisions and plans of division under Delaware law.
QFC Stay Regulations:	The Bridge Credit Documentation shall contain customary provisions related to Qualified Financial Contracts.
Governing Law:	New York.

Forum:
United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the  Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Bridge
Administrative Agent and
the Bridge Lead Arrangers:	Simpson Thacher & Bartlett LLP.
Annex III-A-7

ANNEX III-B

SUMMARY OF TERMS AND CONDITIONS
SENIOR SECURED SECOND LIEN ROLLOVER LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III-B is attached.

Borrower:	Same as the Bridge Loans.
Guarantors:	Same as the Bridge Loans.
Security:	Same as the Bridge Loans.
Ranking:	Same as the Bridge Loans.
Rollover Loans:
Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Bridge Borrower to refinance the Bridge Loans on the Rollover Date. Except as set forth in this Annex III-B, upon and after the Rollover Date, the covenants, mandatory offers to purchase (in lieu of mandatory prepayments) and defaults which would be applicable to the Exchange Notes, if issued, will also be applicable to the Rollover Loans in lieu of the corresponding provisions of the Bridge Loans (except that any offer to repurchase upon the occurrence of a change in control will be made at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase).  Except as set forth in this section above, the Rollover Loans will be governed by the Bridge Credit Documentation and shall have the same terms as the Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to the Total Cap.
During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Rollover Loans and on any other overdue amount at a rate of 2.00% above the rate otherwise applicable to the Rollover Loans and will be payable on demand. Overdue interest, fees and other amounts shall bear interest at 2.00% above the applicable rate.

All per annum rates shall be calculated on the basis of a year of 360 days for actual days elapsed.

Maturity:	5 years after the Closing Date (the “Rollover Maturity Date”).
Amortization:	None.
Optional Prepayments:
For so long as the Rollover Loans have not been exchanged for Exchange Notes of the Bridge Borrower as provided in Annex III-C, they may be prepaid at the option of the Bridge Borrower, in whole or in part, at any time upon not less than one business day’s prior written notice, together with accrued and unpaid interest to the prepayment date (but without premium or penalty on the principal amount prepaid).

Annex III-B-1

Conditions Precedent to
Rollover:
The ability of the Bridge Borrower to convert any Bridge Loans into Rollover Loans is subject to the condition that at the time of any such refinancing there shall exist no bankruptcy event of default (with respect to the Bridge Borrower).

Covenants, Defaults and
Mandatory Prepayments:
From and after the Rollover Date, the covenants, mandatory prepayment and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Exchange Loans in lieu of the corresponding provisions of the Bridge Credit Documentation.

Assignments and
Participations:	Same as the Bridge Loans.
Governing Law:	New York.
Forum:	Same as the Bridge Loans.
Limitation of Liability,
Expenses and Indemnity:	Same as the Bridge Loans.
Annex III-B-2

ANNEX III-C
SUMMARY OF TERMS AND CONDITIONS
SENIOR UNSECURED EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III-C is attached.

Issuer:	TechnipFMC plc, a public limited company organized under the laws of England and Wales (the “Issuer”).
Guarantors:	Same as the Bridge Loans.
Security:	None.
Ranking:
Senior obligations of the Issuer and each Guarantor ranking pari passu with all present and future senior indebtedness of the Issuer and each Guarantor, respectively, and senior to all present and future subordinated indebtedness of the Issuer and each Guarantor.

Exchange Notes:
The Issuer will issue the Exchange Notes under an indenture (the “Indenture”), which shall be negotiated in good faith, in form and on terms and conditions set forth in this Annex III-C and otherwise in accordance with the Bridge Documentation Principles; provided that the covenants contained therein shall be no more restrictive than the corresponding covenants in the Bridge Facility.  The Issuer will appoint a trustee reasonably acceptable to the Bridge Administrative Agent.

Interest Rate:	Interest shall be payable semi-annually in arrears at a per annum rate equal to the Total Cap.
During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Exchange Notes and on any other overdue amount at a rate of 2.00% above the rate otherwise applicable to the Exchange Notes and will be payable on demand. Overdue interest, fees and other amounts shall bear interest at 2.00% above the applicable rate.

Maturity:	Same as the Rollover Loans.
Amortization:	None.

Annex III-C-1

Optional Redemption:
Until the second anniversary of the Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable U.S. Treasury securities plus 50 basis points.  Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon in year 3, which premium will decline ratably on each yearly anniversary of the Closing Date to zero in year 4.

In addition, up to 40% of the principal amount of the Exchange Notes will be redeemable at the option of the Issuer prior to the second anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Issuer with a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 60% of the aggregate original principal amount of Exchange Notes shall remain outstanding.

The optional redemption provisions will be otherwise customary for high yield debt securities.

Mandatory
Offer to Purchase:
The Issuer will be required to offer to purchase the Exchange Notes upon a change in control (the definition of which is to be agreed) at 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of purchase, unless the Issuer elects to redeem such Exchange Notes pursuant to the “Optional Redemption” section above prior to but excluding the date such offer would otherwise be required to be consummated.

In addition, the Exchange Notes will be subject to a customary offer to purchase at 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase with the net cash proceeds from non-ordinary course dispositions by the Issuer or any of the Bridge Borrower’s restricted subsidiaries of at least an amount to be agreed in excess of amounts subject to reinvestment in the business of the Bridge Borrower or certain of its restricted subsidiaries or applied to repay (and reduce commitments under) the Revolving Facility or other secured debt within time periods customary for high yield unsecured debt securities (and no shorter than the corresponding periods of the Revolving Facility).

Covenants:	The Indenture will contain such covenants as are customary for offerings of high yield senior unsecured debt securities and otherwise in accordance with the Bridge Documentation Principles.

Events of Default:	Customary for high yield senior unsecured debt securities.

Registration Rights:	None (Rule 144A for life).

Annex III-C-2

Right to Transfer
Exchange Notes:
Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder (as defined below); provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting.  “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933 (as amended, the “Securities Act”), (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Governing Law:	New York.
Forum:	Same as the Rollover Loans.
Amendments, Defeasance,
Indemnification
and Expenses:	Usual and customary for high-yield debt securities.

Annex III-C-3

ANNEX IV

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex IV is attached.

The initial extensions of credit under the Bridge Facility and any funding of the Revolving Facility on the Closing Date to fund the Transactions will be subject to satisfaction of the following conditions precedent:

(i)
(a) The share purchase agreement with certain investors pursuant to which such investors will purchase some or all of the shares held by the Company in Technip Energies (the “Share Purchase Agreement”) shall be reasonably satisfactory to the Lead Arrangers (provided that the Share Purchase Agreement dated January 7, 2021 is deemed reasonably satisfactory to the Lead Arrangers); provided that any modifications, amendments, consents, waivers or filings with respect to the Share Purchase Agreement may be made as are not material and adverse to the Initial Lenders; (b) the Separation and Distribution Agreement shall be reasonably satisfactory to the Lead Arrangers (provided that the Separation and Distribution Agreement dated January 7, 2021 is deemed reasonably satisfactory to the Lead Arrangers); provided that any modifications, amendments, consents, waivers or filings with respect to the Separation and Distribution Agreement may be made as are not material and adverse to the Initial Lenders; provided, further, that any additions to or deletions from the “TFMC Assets” or the “TFMC Liabilities” reflected in the Separation and Distribution Agreement shall be deemed material and adverse to the Initial Lenders unless the aggregate diminution in value, if any, resulting from or attributable to such changes is less than $50.0 million; (c) the tax matters agreement (the “Tax Matters Agreement”) between the Company and Technip Energies shall be reasonably satisfactory to the Lead Arrangers (provided that the Tax Matters Agreement dated January 7, 2021 is deemed reasonably satisfactory to the Lead Arrangers); provided that any modifications, amendments, consents, waivers or filings with respect to the Tax Matters Agreement may be made as are not material and adverse to the Initial Lenders; and (d) the Spinoff shall have been consummated prior to, or substantially concurrently with, the initial funding under the Facilities.  For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price under the Share Purchase Agreement (or any amendment to the Share Purchase Agreement related thereto) shall not be deemed to be material and adverse to the interests of the Initial Lenders.

(ii)
Since December 31, 2019, there shall not have occurred any fact, event, change, condition, occurrence or circumstance (collectively, “Effects”) that, individually or in the aggregate, has, or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, or results of operation of the Company and its subsidiaries, taken as a whole, excluding any Effect resulting from any of the following (unless, other than with respect to clause (a) below, such Effects disproportionately, materially and adversely impact the Company and its subsidiaries relative to others similarly situated in the Company’s industry): (a) entering into the Transactions or the announcement of the Transactions, (b)  any change in interest rates or any change in conditions affecting the economy generally, (c) any change in financial, banking, credit, commodities, hedging, capital or securities markets (including any disruption thereof and any decline in the price of any security or market index), (d) any change in geopolitical conditions, acts of terrorism, acts of war or the escalation of hostilities, (e) disease outbreaks or pandemics (including the coronavirus (COVID-19)), (f) acts or failures to act of government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any contractor acting on behalf of any such agency, commission, authority or governmental instrumentality, (g) matters that are cured or no longer exist by the earlier of the Closing Date and the termination of this Agreement, (h) any change in applicable laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, orders, injunctions, judgments, decisions, decrees, rulings, assessments, orders, policies or other similar requirements, all to the extent enacted, adopted, promulgated or applied by a Governmental Authority and having a legally binding effect (“Laws”) and any interpretations thereof and (i) any event, change or circumstance generally affecting the industry in which the Company and its subsidiaries operate, as a whole.

Annex IV-1

(iii)
The Revolving Administrative Agent and the Bridge Administrative Agent shall have received a Solvency Certificate for each Facility from the Company’s chief financial officer, chief accounting officer or other officer with equivalent duties in substantially the form attached hereto on Annex V.

(iv)
The Revolving Administrative Agent and the Bridge Administrative Agent shall have received the following for each Facility: (a) customary opinions of counsel to the Credit Parties and good standing certificates (to the extent applicable) of the Credit Parties in the respective jurisdictions of organization of the Credit Parties, (b) customary corporate resolutions, customary closing date officer’s certificates certifying that the conditions described in paragraphs (ii), (xi), (xiv), (xv) and (xvi) of this Annex IV have been satisfied, customary secretary’s certificates appending such resolutions, charter documents and an incumbency certificate and information necessary for each Administrative Agent to perform customary UCC lien searches prior to closing, (c) a perfection certificate in form and substance reasonably acceptable to each Administrative Agent and (d) a customary borrowing notice under the Bridge Facility.

(v)
The Commitment Party shall have received:  (a) copies of: (1) the audited consolidated balance sheets of the Company and its subsidiaries as of the end of each fiscal year ended after December 31, 2017 and at least 75 days prior to the Closing Date and related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Company and its subsidiaries for the last three full fiscal years ended at least 75 days prior to the Closing Date (the “Audited Financial Statements”); and (2) the unaudited consolidated balance sheets and related statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Company and its subsidiaries for each fiscal quarter of the Company ended after the date of the most recent balance sheet delivered pursuant to clause (a)(1) above and at least 45 days prior to the Closing Date (the “Quarterly Financial Statements”) (provided that the financial statements specified in this clause (2) shall be subject to normal year-end adjustments), all of which financial statements described in clause (a) shall be prepared in accordance with generally accepted accounting principles in the United States and prepared in a customary manner for Rule 144A offerings of high yield debt securities; and (b) (1) pro forma statements of income of the Company and its subsidiaries (giving effect to the Spinoff) for the latest three full fiscal years provided pursuant to clause (a)(1) above, (2) a pro forma statement of income of the Company and its subsidiaries (giving effect to the Spinoff) for the latest interim period (and the comparative period of the prior year) of the Company covered by the Quarterly Financial Statements; and (3) a pro forma balance sheet of the Company and its subsidiaries (giving effect to the Spinoff) as of the last day of the latest fiscal year or quarterly period of the Company provided pursuant to clause (a)(1) or (a)(2) above, in each case of this clause (b) prepared accordance with Regulation S-X of the Securities Act (other than with respect to the inclusion of periods prior to the Company’s last completed fiscal year) (the “Pro Forma Financial Statements”); provided, further, that the Commitment Party hereby acknowledges (i) receipt of the Audited Financial Statements for the fiscal years ended on or about December 31, 2017, December 31, 2018 and December 31, 2019, (ii) receipt of the Quarterly Financial Statements for the fiscal quarters ended on or about March 31, 2020, June 30, 2020 and September 30, 2020 and (iii) solely with respect to the historical financial statements of the Company, to the extent not received prior to the date hereof, the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Company will satisfy the requirements of this paragraph (v) with respect to the such Audited Financial Statements or Quarterly Financial Statements, as applicable.

Annex IV-2

(vi)
As a condition to the availability of the Bridge Facility, (a) one or more investment banks (collectively, the “Investment Bank”) shall have been engaged to privately place the Notes pursuant to an engagement letter dated the date hereof among the Investment Bank and you (with the Commitment Party acknowledging that the condition set forth in this clause (a) has been satisfied), (b) the Investment Bank shall have received a preliminary offering memorandum or private placement memorandum (an “Offering Memorandum”) which shall be in customary form for offering memoranda used in high yield private placements of debt securities under Rule 144A of the Securities Act; provided that this condition shall be deemed satisfied if such Offering Memorandum excludes sections that would customarily be provided by the Investment Bank or its counsel (including a “Description of notes”), but is otherwise complete, so long as, with respect to the “Description of notes” and any other parts thereof for which the Investment Bank’s or its advisors’ cooperation or approval is required for them to be complete, the Company shall have used its commercially reasonable efforts to cause it to be complete, and in any case, which Offering Memorandum shall contain information regarding the Company and its subsidiaries of the type and form customarily included in high yield private placements of debt securities under Rule 144A of the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act) and including or incorporating by reference financial statements, pro forma financial statements, business and other operating and financial data of the type customary for Rule 144A offerings by first time issuers and, in the case of the annual financial statements, the auditors’ reports thereon (it being understood that the Offering Memorandum may exclude information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, or information required by Item 10, Item 402 and Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other information not customarily provided in an offering memorandum for a Rule 144A offering), a discussion and analysis of the pro forma financial information covered in the Pro Forma Financial Statements included or incorporated by reference in such Offering Memorandum and all other operating and financial data necessary for the Investment Bank to receive customary (for high yield unsecured debt securities issued in a private placement pursuant to Rule 144A) “comfort” letters (including “negative assurance” comfort) from the independent accountants of the Company upon completion of customary procedures in connection with the offering of the Notes (and the Company shall cause the drafts of such comfort letters (including “negative assurance” comfort) to be provided to the Investment Bank); provided that in no case shall the Offering Memorandum be required to include historical financial statements with respect to the Company or any of its subsidiaries other than those financial statements described in paragraph (v) of this Annex IV, and (c) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following the delivery of an Offering Memorandum including the information set forth in clause (b) above to seek to offer and sell or privately place the Notes with qualified purchasers thereof (it being understood that (i) at all times during such 15 consecutive business days the financial information in the Offering Memorandum shall be in compliance in all material respects with all requirements of Regulation S-K and Regulation S-X as they would be applied to the Offering Memorandum as if it were a prospectus under the Securities Act and (ii) none of the information included in the offering memorandum shall at any time during such 15 consecutive business day period contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, in each case without amendment or supplement (other than financial information for a more recent fiscal period delivered in accordance with paragraph (v) of this Annex IV with no less than 5 business days remaining in such 15 consecutive business day period)); provided that such 15 consecutive business day period shall exclude January 18, 2021 and February 15, 2021, which, for purposes of such calculation, shall not constitute a business day (provided that, for the avoidance of doubt, such exclusions shall not restart such 15 consecutive business day period) (the “Bond Marketing Period”); provided, further, that if the Bond Marketing Period shall not have ended by the later to occur of (A) February 11, 2021 and (B) the date on which the Company’s auditors will provide to the Investment Bank in an offering negative assurance on the change period, the Bond Marketing Period shall be deemed not to commence until the Company shall have delivered (i) Audited Financial Statements as of and for the fiscal year ended December 31, 2020 and (ii) Pro Forma Financial Statements as of and for the fiscal year ended December 31, 2020 in accordance with paragraph (v) of this Annex IV.  If you shall in good faith reasonably believe you have delivered the Offering Memorandum in the form otherwise required to be delivered pursuant to the requirements of clause (b) above, you may deliver to the Commitment Party a written notice to that effect (stating when you believe you completed such delivery), in which case you shall be deemed to have delivered the Offering Memorandum in the form otherwise required to be delivered pursuant to the requirements of clause (b) above on the date specified in such notice and the Bond Marketing Period shall be deemed to have commenced on the date specified in such notice unless the Investment Bank in good faith reasonably believes you have not completed the delivery of such Offering Memorandum and, within five (5) business days after the delivery of such notice by you, delivers a written notice to you to that effect (stating with specificity which information is required to complete the Offering Memorandum) (provided that it is understood that the delivery of such written notice from the Investment Bank to you will not prejudice your right to assert that the Offering Memorandum has in fact been delivered).

Annex IV-3

(vii)
All accrued fees of the Lead Arrangers owing pursuant to the Commitment Letter and the Fee Letters, all fees owed to the Lenders pursuant to the Fee Letters, and all expenses of the Lead Arrangers required to be paid or reimbursed on or prior to the Closing Date pursuant to the Commitment Letter (to the extent invoiced at least three (3) Business Days prior to the Closing Date except as otherwise agreed by the Company) shall have been paid or shall be paid substantially concurrently with the initial funding under the Facilities (which amounts may be offset against the proceeds of the Facilities).

(viii)
Each of the Revolving Administrative Agent and the Bridge Administrative Agent shall have received evidence satisfactory to it of the termination or discharge of the Refinancing Debt prior to or substantially concurrently with the Closing Date.

(ix)
The Credit Parties shall have provided the documentation and other information to the Revolving Administrative Agent and the Bridge Administrative Agent that are required by regulatory authorities under applicable “know your customer” rules and regulations, including the U.S.A. Patriot Act and “beneficial ownership” rules, at least five (5) business days prior to the Closing Date to the extent such information has been reasonably requested by such Administrative Agent (on its own behalf or on behalf of the Lead Arrangers) at least ten (10) business days prior to the Closing Date.

(x)
Each of the Revolving Administrative Agent and the Bridge Administrative Agent and each requesting Lender shall have received, in respect of each Facility, at least five (5) business days prior to the Closing Date, in connection with applicable “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Company and the US Borrower in a form reasonably satisfactory to each Administrative Agent and each requesting Lender to the extent such information has been requested by any Administrative Agent (on its own behalf or on behalf of the Lead Arrangers) at least ten (10) business days prior to the Closing Date.

Annex IV-4

(xi)
After giving effect to the Transactions on the Closing Date, the aggregate amount of the sum of (a) the unused Commitments under the Revolving Facility and (b) unrestricted cash on the balance sheet of the Credit Parties shall not be less than $1.0 billion.

(xii)
(a) With respect to the Revolving Facility, the execution and delivery to the Revolving Administrative Agent by the Credit Parties of definitive Revolving Credit Documentation consistent with the Revolving Facility Summary of Terms (including any documents necessary to effectuate the guarantee of the Revolving Facility by the Guarantors and any and all documents and instruments required to create or perfect the Revolving Administrative Agent’s security interest in the Collateral) and (b) with respect to the Bridge Facility, the execution and delivery to the Bridge Administrative Agent by the Credit Parties of definitive Bridge Credit Documentation consistent with the Bridge Summary of Terms (including any documents necessary to effectuate the guarantee of the Bridge Facility by the Guarantors and any and all documents and instruments required to create or perfect the Bridge Administrative Agent’s security interest in the Collateral); provided it is understood that, to the extent any required mortgages on real property assets (including, if applicable, evidence of compliance with flood hazard regulations), insurance certificates or endorsements or any security interest in Collateral located in a foreign jurisdiction cannot be provided and/or perfected on the Closing Date (other than assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (or substantially equivalent regime in other jurisdictions)) after your use of commercially reasonable efforts to do so, then the provision of any such required mortgages (including, if applicable, evidence of compliance with flood hazard regulations), insurance certificates or endorsements or the provision and/or perfection of any such required security interest in Collateral located in a foreign jurisdiction shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be provided and/or delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Revolving Administrative Agent and/or the Bridge Administrative Agent and the Company, in each case acting reasonably (which in any event shall not exceed 30 days after the Closing Date, with respect to insurance certificates, endorsements or Collateral located in foreign jurisdictions, or 60 days after the Closing Date with respect to mortgages (or such later date as the Revolving Administrative Agent or the Bridge Administrative Agent, as applicable, may reasonably agree)); provided, further, that evidence of compliance with flood hazard regulations (including but not limited to identity of to-be-mortgaged properties, appraisals, flood determinations, notice to borrower and flood insurance, if applicable) (“Flood Due Diligence”) shall be provided reasonably in advance of execution and delivery of mortgages to enable each Lender to complete its flood insurance regulatory compliance. Notwithstanding anything to the contrary, no Administrative Agent shall accept executed mortgages from the Company or the US Borrower until the earlier of (i) notification from each Lender that it is satisfied with the Flood Due Diligence and (ii) 45 days from the date the applicable Administrative Agent provided the Flood Due Diligence to Lenders.

(xiii)
The Company and the Revolving Facility and the Notes shall have received a rating from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services prior to the start of the Bond Marketing Period.

Annex IV-5

(xiv)
All governmental and third party approvals and all equity holder and board of directors (or comparable entity management body) authorizations in connection with the Transactions shall have been obtained and be in full force and effect, except to the extent that failure of the same could not reasonably be expected to have, individually or in the aggregate a material adverse effect on the business, assets, property or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole after giving effect to the Spinoff.

(xv)	The Company and the US Borrower shall be in compliance with the financial covenants contained in the Revolving Credit Documentation.

(xvi)
The Specified Representations (as defined below) shall be accurate in all material respects (and in all respects if qualified by materiality) on the Closing Date, and after giving effect to the Transactions on the Closing Date, no default or event of default shall have occurred and be continuing.

For purposes hereof, “Specified Representations” means the representations and warranties of the Company and the Guarantors set forth in the Credit Documentation relating to: organizational power and authority of the Company and the Guarantors; due authorization of, and execution and delivery by and enforceability, as they relate to the entering into and performance of the Credit Documentation and/or the enforceability of the Credit Documentation against the Company and the Guarantors; no conflicts of the Credit Documentation with charter and other applicable governing documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve regulations; Investment Company Act; use of proceeds do not violate anti-terrorism, anti-corruption and sanctions laws; and subject to the limitations above, creation, validity and perfection of security interests granted by the Borrower and the Guarantors in the Collateral.

Annex IV-6

ANNEX V

SOLVENCY CERTIFICATE1

[_____], 20[  ]

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [_____], 20[_] (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”) among [_____] (the “Borrower”), [other parties], [        ], as administrative agent [and collateral agent], the financial institutions from time to time party thereto as lenders and the other parties thereto.  Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

In my capacity as a Responsible Officer of Company (as defined below), and not in my individual or personal capacity, I hereby certify that as of the date hereof:

1.            The Company (as used herein “Company” means the Borrower and its subsidiaries, on a consolidated basis) is not, after giving effect to the incurrence of the obligations under the Credit Agreement and the consummation of the Transactions on the Closing Date, on a pro forma basis, “insolvent” as defined in this paragraph; in this context, “insolvent” means that (i) the fair value of the assets of the Company is less than the amount that will be required to pay the total liability on existing debts as they become absolute and matured, (ii) the present fair saleable value of the assets of the Company is less than the amount that will be required to pay the probable liability on existing debts of the Company as they become absolute and matured, (iii) the Company is unable to pay its debts or other obligations as they generally become absolute and matured.  The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent and “values of assets” shall mean the amount at which the assets (both tangible and intangible) in their entirety would change hands between a willing buyer and a willing seller, with a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under compulsion to act.

2.            The incurrence of the obligations under the Credit Agreement and the consummation of the other Transactions on the Closing Date, on a pro forma basis, will not leave the Company with property remaining in its hands constituting “unreasonably small capital.”  I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

[1]	Defined terms to be aligned with those in the applicable definitive Credit Agreement, but consistent with this form of solvency certificate.
Annex V-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[Borrower]
By:
Name:
Title:
Annex V-2

ANNEX VI

GUARANTEE AND COLLATERAL LIMITATIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex VI is attached.

The obligations of the Credit Parties to provide guarantees and collateral on the Closing Date shall be limited by the security principles set forth below (the “Agreed Security Principles”), which Agreed Security Principles shall determine the extent, terms and the manner in which the security interests may be granted as well as assets, property and rights available to be secured as Collateral in relation to the Revolving Facility and the Bridge Facility on the Closing Date. It is agreed and understood that the parties will give due regard to the Agreed Security Principles in connection with future guarantee and collateral requirements set forth in the Revolving Credit Documentation and negotiate in good faith ongoing collateral and guarantee requirements therein, including, without limitation, with respect to additional guarantee jurisdictions, which provisions shall be based on standard market practice in connection with facilities of this type and take into account applicable jurisdictional limitations for future guarantees and collateral (including, with respect to the Agreed Security Principles).

(a)
General statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims and similar principles may limit the ability of a Credit Party to provide a guarantee or a security interest or may require that the relevant guarantee or security interest be limited by an amount or otherwise; provided that the Credit Party will use their commercially reasonable efforts to mitigate any such impediment or obstacle; and

(b)
the Credit Parties will not be required to give guarantees or enter into security documents if it would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer or director; provided that, to the extent that any of the limitations, rules and/or principles referred to in clause (a) and (b) require that the guarantee provided and/or the security interest or other liens granted by any Credit Party be limited in an amount or otherwise in order to (i) make the provision of such guarantee or the grant of such security or other liens legal, valid, binding or enforceable, (ii) avoid the relevant Credit Party from breaching any applicable law or (iii) avoid personal or criminal liability of the officers or directors (or equivalent) of any Credit Party, such limit shall be no more than the minimum limit required by such limitations, rules and/or principles.

(c)
The giving of a guarantee or security interest or the perfection of a security interest (including any registration) will be agreed taking into account the cost to the Credit Parties of providing such guarantee or security interest which must not be disproportionately greater than the benefit accruing to the Lenders.

(d)
No Credit Party other than those organized in the United States, the United Kingdom, Brazil, the Netherlands, Norway, or Singapore (the “Guarantee Jurisdictions”) will be required to provide guarantees or security interests.

(e)
The maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fees, taxes and duties; provided that, to the extent that any such fees, taxes or duties may be reduced by actions or omissions on the part of the Credit Parties, each Credit Party shall use its commercially reasonable efforts to take such actions or not take actions (as appropriate) in order to reduce the limitations on the maximum guaranteed or secured amount attributable to such fees, taxes or duties.

Annex VI-1

(f)
To the extent that any guarantee or security interest requires the consent of any supervisory board, works council or other external body, such guarantee and/or security interest shall not be required until such consent has been received; provided that each Credit Party shall use its commercially reasonable efforts to take such actions as appropriate in order to obtain the relevant consent(s).

(g)	No security interests or guarantees will be provided by non-wholly-owned subsidiaries of TechnpFMC plc.
(h)
The security documents shall include those documents agreed among counsel for the Company and the Administrative Agent, which documentation shall, in each case, be (i) in form and substance consistent with the Agreed Security Principles, (ii) customary for the form of Collateral in the applicable jurisdiction and (iii) as mutually agreed between the Administrative Agent (or other applicable agent) and the Company.

(i)
The security documents will, where possible and practical, automatically create security interests over future assets of the same type as those already secured, including by means of first-ranking floating charges and general business charges, where available, and where local law requires, supplemental pledges will be delivered in respect of future acquired assets in order for an effective lien to be created over that class of asset.

(j)
The security documents will be drafted so as to minimize repetition or extension of clauses set out in the Credit Documentation, including any intercreditor agreement, such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of the security interests, in each case, except to the extent specifically required by local law or for the perfection of the security interests or to accord with standard market practice in the relevant jurisdiction.

(k)	The security documents should not operate so as to prevent transactions which are permitted under the Credit Documentation or require additional consents or authorizations.
(l)
The registration of any liens created under any security document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice, will be completed by each Credit Party in the relevant Guarantee Jurisdiction(s) as soon as reasonably practicable in line with applicable market practice after that security is granted and, in any event, within the time periods specified in the relevant Credit Documentation or within the time periods specified by applicable law or regulation, in order to ensure due priority, perfection and enforceability of the liens on the Collateral required to be created by the relevant Credit Documentation.

Annex VI-2